Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement of DWS Variable Series I on Form N-1A (“Registration Statement”) of our report dated February 15, 2012, relating to the financial statements and financial highlights which appears in the December 31, 2011 Annual Report to the Trustees and Shareholders of DWS Variable Series I, which is also incorporated by reference into the Registration Statement.  We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm, Reports to Shareholders and Financial Statements” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Boston, Massachusetts
April 23, 2012